Exhibit 3.1

ARTICLES OF RESTATEMENT

OF

SANTANDER HOLDINGS USA, INC.

The undersigned, on behalf of the corporation set forth below, pursuant to Title 13.1, Chapter 9, Article 11 of the Code of Virginia, states as follows:

1. The name of the corporation is Santander Holdings USA, Inc. (the “Corporation”).

2. The restatement contains an amendment to the Corporation’s existing articles of incorporation (the “Existing Articles”) as set forth in the attached Amended and Restated Articles of Incorporation consisting of the following: a) in Article III, Part A, references to the Series C Non-Cumulative Perpetual Preferred Stock and the Series D Non-Cumulative Convertible Perpetual Preferred Stock have been deleted, as all shares of each series have been redeemed, cancelled and are no longer outstanding; and b) pursuant to resolutions of the Board of Directors adopted on December 1, 2022, the terms of the Corporation’s Series E Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock are added to and set forth in Article III (the “Amendments”). In addition, Article IV has been amended to update the Corporation’s current registered address, and Article V has been amended to update the current number of Directors of the Corporation as established pursuant to the Corporation’s Bylaws and Section 13.1-675 of the Code of Virginia.

3. The text of the Corporation’s Amended and Restated Articles of Incorporation is attached hereto as Annex A. The adoption of the foregoing Amendments were approved in accordance with Section 13.1-689 of the Code of Virginia by two senior executive officers of the Corporation pursuant to authority granted to, and subject to the limits prescribed by, the Board of Directors of the Corporation in resolutions adopted on December 1, 2022, and under the authority granted to the Board of Directors under Section 13.1-639 of the Code of Virginia and Article III of the Existing Articles.

4. The restatement and Amendments were adopted by the Corporation in accordance with resolutions adopted by the Board of Directors of the Corporation on December 1, 2022.

5. Shareholder approval of the restatement and Amendments is not required pursuant to Section 13.1-639 and 13.1-706 of the Code of Virginia and Article III of the Existing Articles.

6. The Amendments shall become effective as of 12:01 a.m. Eastern Time on December 21, 2022.

[Signature page follows]

IN WITNESS WHEREOF, the Corporation has caused these Articles of Restatement to be signed by its authorized officer on December 19, 2022.

SANTANDER HOLDINGS USA, INC.

By:	/s/ Vikas Gupta
Name:	Vikas Gupta
Title:	Executive Vice President and Treasurer

Annex A

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

SANTANDER HOLDINGS USA, INC.

ARTICLE I

The name of the Corporation is Santander Holdings USA, Inc.

ARTICLE II

The purpose for which the Corporation is formed is to transact any or all lawful business, not required to be specifically stated in these Amended and Restated Articles of Incorporation (the “Articles of Incorporation”), for which corporations may be incorporated under the Virginia Stock Corporation Act, as amended from time to time (the “VSCA”).

ARTICLE III

The total number of shares of capital stock which the Corporation shall have authority to issue is 807,500,000 shares, of which 7,500,000 shares shall be shares of Preferred Stock, without par value per share (“Preferred Stock”), and 800,000,000 shares shall be shares of common stock, without par value (“Common Stock”).

A description of the respective classes of stock and a statement of the designations, preferences, voting powers (or special, preferential or no voting power), relative, participating, optional or other special rights and privileges and the qualifications, limitations and restrictions of the Preferred Stock and Common Stock are as follows:

PART A

PREFERRED STOCK

1. Issuance in Series. The Preferred Stock may be issued in one or more series at such time or times and for such consideration as the Board of Directors may determine. Each series shall be so designated as to distinguish the shares thereof from the shares of all other series and classes. Except as otherwise required by law or provided in these Articles of Incorporation, different series of Preferred Stock shall not be construed to constitute separate voting groups for the purpose of voting by separate voting groups.

The Board of Directors is expressly authorized to provide for the issuance of all or any shares of the undesignated Preferred Stock in one or more series, each with such designations, preferences, voting powers (or special, preferential or no voting powers), relative, participating, optional or other special rights and privileges and such qualifications, limitations or restrictions thereof as shall be stated in the articles of amendment adopted by the Board of Directors to create such series. The authority of the Board of Directors with respect to each such series shall include, without limitation of the foregoing, the right to provide that the shares of each such series may be: (i) subject to redemption at such time or times and at such price or prices; (ii) entitled to receive dividends (which may be cumulative or noncumulative) at such rates, on such conditions, and at such times, and payable in preference to, or in such relation to, the dividends payable on any other class or classes or any other series; (iii) entitled to such rights upon the dissolution of, or upon any distribution of the assets of, the Corporation; (iv) convertible into, or exchangeable for, shares of any other class or classes of stock, or of any other series of the same or any other class or classes of the Corporation at such price or prices or at such rates of exchange and with such adjustments, if any; (v) entitled to the benefit of such limitations, if any, on the issuance of additional shares of such series or shares of any other series of Preferred Stock; or (vi) entitled to such other preferences, powers, qualifications, rights and privileges, all as the Board of Directors may deem advisable and as are not inconsistent with law and the provisions of these Articles of Incorporation.

2. Series E Non-Cumulative Perpetual Preferred Stock. There is hereby established a series of the Corporation’s authorized Preferred Stock, to be designated as the “Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series E” (CUSIP: 80282K 403; ISIN: US80282K4031) (the “Series E Preferred Stock”). The designation and number, and relative rights, preferences and limitations of the Series E Preferred Stock, insofar as not already fixed by any other provision of these Articles of Incorporation, shall be as follows:

(a) Authorized Shares; No Par Value. The authorized number of shares that shall initially constitute Series E Preferred Stock shall be 500,000 shares. Such number may from time to time be increased (but not in excess of the total number of authorized shares of preferred stock) or decreased (but not below the number of shares of Series E Preferred Stock then outstanding) by further resolution duly adopted by the Board of Directors, stating that such increase or reduction, as the case may be, has been so authorized. Shares of Series E Preferred Stock that are redeemed, purchased or otherwise acquired by the Corporation shall be cancelled and shall revert to authorized but unissued shares of Preferred Stock undesignated as to series. The Corporation shall have the authority to issue fractional shares of Series E Preferred Stock.

Each share of Series E Preferred Stock shall be identical in all respects to each other share of Series E Preferred Stock, except that shares of Series E Preferred Stock issued after the first date on which any share of Series E Preferred Stock is issued and outstanding (the “Original Issue Date”) may only be issued on a Dividend Payment Date (as defined below), and shall accrue dividends from the date they are issued. Shares of Series E Preferred Stock shall have no par value.

(b) Ranking. The Series E Preferred Stock will rank, with respect to the payment of dividends and distributions upon liquidation, dissolution or winding-up, on a parity with each class or series of Preferred Stock that the Corporation may issue in the future, the terms of which expressly provide that such class or series will rank on a parity with the Series E Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation (collectively, the “Parity Securities”). The Series E Preferred Stock shall rank, with respect to the payment of dividends and distributions upon liquidation, dissolution or winding-up, senior to the Common Stock (as defined below) of the Corporation and each other class or series of Preferred Stock the Corporation may issue in the future, the terms of which do not expressly provide that it ranks on a parity with or senior to the Series E Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Corporation (together with the Common Stock, the “Junior Securities”).

(c) Definitions. As used herein with respect to the Series E Preferred Stock:

(i) “Adjustments” has the meaning set forth in the definition of Five-year U.S. Treasury Rate.

(ii) “Appropriate Federal Banking Agency” means the “appropriate federal banking agency” with respect to the Corporation as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. § 1813(q)), or any successor provision.

(iii) “Benchmark Substitution Event” has the meaning set forth in the definition of Five-year U.S. Treasury Rate.

(iv) “Business Day” means any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York.

(v) “Calculation Agent” means such bank or other entity as may be appointed by the Corporation to act as calculation agent for the Series E Preferred Stock from time to time. The Corporation may at its sole discretion appoint itself or an affiliate as calculation agent.

(vi) “Designee” has the meaning set forth in the definition of Five-year U.S. Treasury Rate.

(vii) “Dividend Payment Date” has the meaning set forth in Part A, Section 2(d)(2).

(viii) “Dividend Period” means each period from and including a Dividend Payment Date (except that the initial Dividend Period shall commence on and include the Original Issue Date of the Series E Preferred Stock) and continuing to but not including the next succeeding Dividend Payment Date.

(ix) “Dividend Reset Date” means the First Dividend Reset Date and each date falling on the fifth anniversary of the preceding Dividend Reset Date. Dividend Reset Dates, including the First Dividend Reset Date, will not be adjusted for Business Days.

(x) “Dividend Reset Period” means the period from and including the First Dividend Reset Date to, but excluding, the next following Dividend Reset Date and thereafter each period from and including each Dividend Reset Date to, but excluding, the next following Dividend Reset Date.

(xi) “Federal Reserve” means the Board of Governors of the Federal Reserve System.

(xii) “First Dividend Reset Date” means December 21, 2027.

(xiii) “Five-year U.S. Treasury Rate” means, as of any Reset Dividend Determination Date, as applicable, (i) the average of the yields on actively traded U.S. treasury securities adjusted to constant maturity, for five-year maturities, for the five Business Days appearing (or, if fewer than five Business Days appear, such number of Business Days appearing) under the caption “Treasury Constant Maturities” in the most recently published H.15 as of 5:00 p.m. (Eastern Time) (the “Initial Base Rate”) or (ii) if there are no such published yields on actively traded U.S. treasury securities adjusted to constant maturity for five-year maturities, then the rate shall be determined by interpolation between the average of the yields on actively traded U.S. treasury securities adjusted to constant maturity for two series of actively traded U.S. treasury securities, (A) one maturing as close as possible to, but earlier than, the Dividend Reset Date following the next succeeding Reset Dividend Determination Date, and (B) the other maturing as close as possible to, but later than, the Dividend Reset Date following the next succeeding Reset Dividend Determination Date, in each case for the five Business Days appearing (or, if fewer than five Business Days appear, such number of Business Days appearing) in the H.15 as of 5:00 p.m. (Eastern Time).

Notwithstanding the foregoing, if the Corporation, in its sole discretion, determines on or prior to the relevant Reset Dividend Determination Date that the Five-year U.S. Treasury Rate cannot be determined in the manner then applicable for such rate (which, as of the date of original issuance of the Series E Preferred Stock, is pursuant to the methods described in clauses (i) or (ii) above) (a “Benchmark Substitution Event”), the Corporation may, in its sole discretion, designate an unaffiliated agent or advisor (the “Designee”) to determine whether there is an industry-accepted successor rate to the then-applicable base rate (which, as of the date of original issuance of the Series E Preferred Stock, is the Initial Base Rate). If the Designee determines that there is such an industry-accepted successor rate, then the “Five-year U.S. Treasury Rate” shall be such successor rate and, in that case, the Designee may then determine and adjust the Business Day convention, the definition of Business Day and the Reset Dividend Determination Date to be used and any other relevant methodology for determining or otherwise calculating such successor rate, including any adjustment factor needed to make such successor rate comparable to the then-applicable base rate (which, as of the date of original issuance of the Series E Preferred Stock, is the Initial Base Rate) in each case in a manner that is consistent with industry-accepted practices for the use of such successor rate (the “Adjustments”). If the Corporation, in its sole discretion, does not designate a Designee or if the Designee determines that there is no industry-accepted successor rate to the then-applicable base rate, then the Five-year U.S. Treasury Rate will be the same rate as determined for the prior Reset Dividend Determination Date or, if this sentence is applicable with respect to the first Reset Dividend Determination Date, 3.667%.

(xiv) The Five-year U.S. Treasury Rate will be determined by the Calculation Agent on the Reset Dividend Determination Date.

(xv) “H.15” means the daily statistical release designated as such, or any successor publication, published by the Board of Governors of the Federal Reserve System or any successor.

(xvi) “Holder” means the person or persons in whose name the shares of the Series E Preferred Stock are registered on the books and records of the Corporation, which may be treated by the Corporation as the absolute owner of the shares of Series E Preferred Stock for the purpose of making payment and for all other purposes.

(xvii) “Initial Base Rate” has the meaning set forth in the definition of Five-year U.S. Treasury Rate.

(xviii) “Junior Securities” has the definition provided in Section 2(b) of this Article.

(xix) “Original Issue Date” means December 21, 2022.

(xx) “Regulatory Capital Treatment Event” means the good faith determination by the Corporation that, as a result of (i) any amendment to, or change in, the laws, rules or regulations of the United States (including, for the avoidance of doubt, any agency or instrumentality of the United States, including the Federal Reserve System and other federal bank regulatory agencies) or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any share of Series E Preferred Stock, (ii) any proposed change in those laws, rules or regulations that is announced or becomes effective after the initial issuance of any share of Series E Preferred Stock, or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws, rules or regulations or policies with respect thereto that is announced after the initial issuance of any share of Series E Preferred Stock, there is more than an insubstantial risk that the Corporation will not be entitled to treat the full Stated Amount of $1,000 per share of Series E Preferred Stock then outstanding as “Tier 1 capital” (or its equivalent) for purposes of the capital adequacy rules of the Federal Reserve (or, as and if applicable, the capital adequacy rules or regulations of any successor Appropriate Federal Banking Agency) as then in effect and applicable, for so long as any share of Series E Preferred Stock is outstanding.

(xxi) “Reset Dividend Determination Date” means, in respect of any Dividend Reset Period, the day falling two Business Days prior to the beginning of such Dividend Reset Period.

(xxii) “Stated Amount” means, in respect of Series E Preferred Stock, $1,000 per share, and, in respect of any other series of capital stock, the stated amount per share specified in these Articles of Incorporation or applicable certificate of designations (including, in the case of any series that does not use the words “stated amount,” the specified amount of any preference upon liquidation, dissolution or winding up, without regard to any unpaid dividends that may also be included in the liquidation preference with respect to such shares).

(d) Dividends.

(1) Rate. Holders of share of Series E Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors, but only out of funds legally available therefor, quarterly, in arrears, on March 21, June 21, September 21 and December 21 of each year, beginning on March 21, 2023, non-cumulative cash dividends as follows:

(a) from the Original Issue Date to, but excluding, the First Dividend Reset Date, at an annual rate of 8.410% of the Stated Amount per share; and

(b) from and including the First Dividend Reset Date, for each Dividend Reset Period, at an annual rate equal to the Five-year U.S. Treasury Rate as of the most recent Reset Dividend Determination Date plus 4.743% of the Stated Amount per share.

(2) Each date on which dividends are payable pursuant to the foregoing clause (1) is a “Dividend Payment Date,” and dividends for each Dividend Payment Date are payable with respect to the Dividend Period (or portion thereof) ending on the day preceding such respective Dividend Payment Date, in each case to holders of record on the 15th calendar day before such Dividend Payment Date or such other record date not more than 30 nor less than 10 days preceding such Dividend Payment Date fixed for that purpose by the Board of Directors (or a duly authorized committee of the Board of Directors) in advance of payment of each particular dividend. The Corporation shall not pay interest or any sum of money instead of interest on any dividend payment that may be in arrears on the Series E Preferred Stock.

(3) If a day that would otherwise be a Dividend Payment Date is not a Business Day, then such date will nevertheless be a Dividend Payment Date but dividends on the shares of Series E Preferred Stock, when, as and if declared, will be paid on the next succeeding Business Day (without adjustment in the amount of the dividend per share of Series E Preferred Stock).

(4) Dividends on shares of Series E Preferred Stock shall not be cumulative. Holders of Series E Preferred Stock shall not be entitled to receive any dividends not declared by the Board of Directors (or a duly authorized committee of the Board of Directors) and no interest, or sum of money in lieu of interest, shall be payable in respect of any dividend not so declared. Holders of the Series E Preferred Stock shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on the Series E Preferred Stock as specified in this Part A, Section 2(d) (subject to the other provisions of these Articles of Incorporation).

(5) The applicable dividend rate for each Dividend Reset Period will be determined by the Calculation Agent, as of the applicable Reset Dividend Determination Date. The Calculation Agent’s determination of any dividend rate and its calculation of the amount of dividends for any Dividend Period during a Dividend Reset Period, and a record maintained by the Corporation of any Benchmark Substitution Event and any Adjustments, will be maintained on file at the Corporation’s principal offices and will be available to any Holder upon request and will be final and binding in the absence of manifest error. For the avoidance of doubt, any determination by the Corporation or a Designee pursuant to the second paragraph of the definition of Five-year U.S. Treasury Rate (including, without limitation, with respect to any Benchmark Substitution Event or any Adjustments) shall not be subject to the vote or consent of the holders of the Series E Preferred Stock.

(6) This subsection shall not restrict the ability of the Corporation or any affiliate of the Corporation to engage in any market-making transactions or purchases in connection with the distribution of securities in the ordinary course of business.

(7) The amount of the dividend computed per share of Series E Preferred Stock will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dollar amounts resulting from that calculation shall be rounded to the nearest cent, with one-half cent being rounded upwards. Dividends on the Series E Preferred Stock shall cease to accrue on the redemption date, if any, as described in Section 5, unless the Corporation defaults in the payment of the Redemption Price of the shares of the Series E Preferred Stock called for redemption.

(8) Dividends on the Series E Preferred Stock are non-cumulative. If for any reason the Board of Directors (or a duly authorized committee of the Board of Directors) does not authorize and the Corporation does not declare a dividend on the Series E Preferred Stock or if the Board of Directors (or a duly authorized committee of the Board of Directors) authorizes and the Corporation declares less than a full dividend in respect of any Dividend Period, the Holders shall have no right to receive any dividend or a full dividend, as the case may be, for the applicable Dividend Period, and the Corporation shall have no obligation to pay a dividend or to pay full dividends for that Dividend Period, whether or not dividends are authorized, declared and paid for any future Dividend Period with respect to the Series E Preferred Stock or the Common Stock or any other class or series of Preferred Stock.

(9) If full dividends on all outstanding shares of the Series E Preferred Stock for any Dividend Period have not been authorized, declared, and paid or set aside for payment, the Corporation shall not declare or pay dividends with respect to, or redeem, purchase or acquire any of, its Junior Securities during the next succeeding Dividend Period, other than:

(i) dividends payable solely in Junior Securities;

(ii) redemptions, purchases or other acquisitions of Junior Securities in connection with any benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants or in connection with a dividend reinvestment or stockholder stock purchase plan;

(iii) any declaration of a dividend in connection with any stockholders’ rights plan, including with respect to any successor stockholders’ rights plan, or the issuance of rights, stock or other property under any stockholders’ rights plan, including with respect to any successor stockholders’ rights plan, or the redemption or repurchase of rights pursuant thereto; and

(iv) conversions into or exchanges for other Junior Securities and cash solely in lieu of fractional shares of the Junior Securities.

If dividends for any Dividend Payment Date are not paid in full on the shares of the Series E Preferred Stock and there are issued and outstanding shares of Parity Securities with the same Dividend Payment Date, then all dividends declared on shares of the Series E Preferred Stock and such Parity Securities on such date shall be declared pro rata so that the respective amounts of such dividends shall bear the same ratio to each other as full dividends (or equivalent) per share on the shares of the Series E Preferred Stock and all such Parity Securities otherwise payable on such Dividend Payment Date (subject to their having been authorized by the Board of Directors and declared by the Corporation out of legally available funds and including, in the case of any such Parity Securities that bear cumulative dividends, all accrued but unpaid dividends) bear to each other.

(e) Redemption.

(i) The Series E Preferred Stock is not subject to any mandatory redemption, sinking fund or other similar provisions. The Series E Preferred Stock is not redeemable prior to December 21, 2027. On and after that date, the Series E Preferred Stock will be redeemable at the option of the Corporation, in whole or in part, at a redemption price equal to $1,000 per share, plus any authorized, declared and unpaid dividends, without accumulation of undeclared dividends, on any Dividend Payment Date. Holders of Series E Preferred Stock will have no right to require the redemption or repurchase of Series E Preferred Stock. Notwithstanding the foregoing, within 90 days following the occurrence of a Regulatory Capital Treatment Event, the Corporation, at its option, may redeem, all (but not less than all) of the shares of the Series E Preferred Stock at the time outstanding, at a redemption price equal to $1,000 per share, plus an amount equal to the sum of (i) any authorized, declared and unpaid dividends in any prior Dividend Period and (ii) any unpaid dividends for the Dividend Period in which the redemption date occurs (whether or not declared) calculated at the applicable Dividend Rate on the basis of a full Dividend Period multiplied by a fraction, the numerator of which is the number of days in such Dividend Period prior to the redemption date, and the denominator of which is the total number of days in such Dividend Period, upon notice given as provided in subsection (b) below.

Redemption or repurchase of Series E Preferred Stock is subject to receipt of any required prior approval of the Federal Reserve (or another successor bank regulatory authority that may become the Corporation’s Appropriate Federal Banking Agency) and to the satisfaction of any conditions set forth in the capital standards, guidelines or regulations of the Federal Reserve (or another successor bank regulatory authority that may become the Corporation’s Appropriate Federal Banking Agency) applicable to redemption of the Series E Preferred Stock.

(ii) If shares of Series E Preferred Stock are to be redeemed, the notice of redemption shall be electronically delivered to the Holders of record of Series E Preferred Stock to be redeemed not less than 5 days nor more than 60 days prior to the date fixed for redemption thereof. Each notice of redemption will include a statement setting forth: (i) the redemption date; (ii) the number of shares of Series E Preferred Stock to be redeemed and, if less than all the shares of Series E Preferred Stock held by a holder are to be redeemed, the number of such shares of Series E Preferred Stock to be redeemed from such holder; (iii) the redemption price; (iv) the place or places where the certificates representing shares of Series E Preferred Stock are to be surrendered for payment of the redemption price; and (v) that dividends on the shares of Series E Preferred Stock to be redeemed will cease to accrue on the redemption date. If notice of redemption of any shares of Series E Preferred Stock has been duly given and if the funds necessary for such redemption have been set aside by the Corporation for the benefit of the holders of any shares of Series E Preferred Stock so called for redemption, then, on and after the redemption date, dividends will cease to accrue on such shares of Series E Preferred Stock, such shares of Series E Preferred Stock shall no longer be deemed outstanding and all rights of the holders of such shares of Series E Preferred Stock will terminate, except the right to receive the redemption price plus any authorized, declared and unpaid dividends (or in the case of a redemption following the occurrence of a Regulatory Capital Treatment Event, the redemption price plus an amount equal to the sum of (i) any authorized, declared and unpaid dividends in any prior Dividend Period and (ii) any unpaid dividends for the Dividend Period in which the redemption date occurs (whether or not declared) calculated at the applicable Dividend Rate on the basis of a full Dividend Period multiplied by a fraction, the numerator of which is the number of days in such Dividend Period prior to the redemption date, and the denominator of which is the total number of days in such Dividend Period). Any notice of redemption, once given, shall be irrevocable.

(iii) In case of any redemption of only part of the shares of Series E Preferred Stock at the time outstanding, the shares of Series E Preferred Stock to be redeemed shall be selected either pro rata, by lot or in such other manner as the Corporation may determine to be equitable.

(f) Liquidation.

(i) In the event the Corporation voluntarily or involuntarily liquidates, dissolves or winds up, the Holders at the time shall be entitled to receive liquidating distributions in the amount of $1,000 per share of Series E Preferred Stock, plus an amount equal to any authorized and declared but unpaid dividends thereon to and including the date of such liquidation, without accumulation of any undeclared dividends, out of assets legally available for distribution to the Corporation’s stockholders, before any distribution of assets is made to the holders of the Common Stock or any other Junior Securities. After payment of the full amount of such liquidating distributions, the Holders shall not be entitled to any further participation in any distribution of assets by, and shall have no right or claim to any remaining assets of, the Corporation.

(ii) In the event the assets of the Corporation available for distribution to stockholders upon any liquidation, dissolution or winding-up of the affairs of the Corporation, whether voluntary or involuntary, are insufficient to pay in full the amounts payable with respect to all outstanding shares of the Series E Preferred Stock and the corresponding amounts payable on any Parity Securities, Holders and the holders of such Parity Securities shall share ratably in any distribution of assets of the Corporation in proportion to the full respective liquidating distributions to which they would otherwise be respectively entitled.

(iii) The Corporation’s consolidation or merger with or into any other entity, the consolidation or merger of any other entity with or into the Corporation, or the sale of all or substantially all of the Corporation’s property or business will not constitute its liquidation, dissolution or winding-up.

(iv) In determining whether a distribution (other than upon voluntary or involuntary liquidation), by dividend, redemption or other acquisition of shares of stock of the Corporation or otherwise, is permitted under the VSCA, amounts that would be needed, if the Corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of holders of shares of Series E Preferred Stock shall not be added to the Corporation’s total liabilities.

(g) Maturity. The Series E Preferred Stock shall be perpetual.

(h) Voting Rights. The Holders of Series E Preferred Stock shall not have any voting rights except as set forth below.

(i) If and when the dividends on the Series E Preferred Stock or on any other class or series of the Corporation’s Parity Securities that has voting rights equivalent to those of the Series E Preferred Stock have not been authorized, declared and paid in full for at least six quarterly Dividend Periods or their equivalent (whether or not consecutive), the authorized number of directors then constituting the Board of Directors will be automatically increased by two. Holders of Series E Preferred Stock and the holders of all other classes and series of Parity Securities upon which like voting rights have been conferred and are exercisable and which are entitled to vote for the election of two additional directors, voting together as a single class, with each series or class having a number of votes proportionate to the aggregate liquidation preference of the outstanding shares of such class or series, will be entitled to elect the two additional members of the Board of Directors (the “Preferred Stock Directors”) at any annual or special meeting of stockholders at which directors are to be elected or any special meeting of the holders of Series E Preferred Stock and any Parity Securities for which dividends have not been paid, called as provided below, but only if the election of any Preferred Stock Directors would not cause the Corporation to violate the applicable corporate governance requirement of any exchange on which the Corporation’s securities may be listed that listed companies must have a majority of independent directors. In addition, the Board of Directors shall at no time have more than two Preferred Stock Directors.

At any time after this voting power has vested as described above, the Corporation’s Secretary may, and upon the written request of holders of record of at least 20% of the outstanding shares of Series E Preferred Stock and such Parity Securities (addressed to the Secretary at the Corporation’s principal office), must call a special meeting of the holders of Series E Preferred Stock and such Parity Securities for the election of the Preferred Stock Directors. Notice for a special meeting shall be given in a similar manner to that provided in the Bylaws for a special meeting of the stockholders, which the Corporation will provide upon request, or as required by law. If the Corporation’s Secretary is required to call a meeting but does not do so within 20 days after receipt of any such request, then any Holder of shares of Series E Preferred Stock may (at the Corporation’s expense) call such meeting, upon notice as provided in these Articles of Incorporation and as described in this Section, and for that purpose will have access to the Corporation’s stock books. The Preferred Stock Directors elected at any such special meeting will hold office until the next annual meeting of the Corporation’s stockholders and until their successors are duly elected and qualify unless such directorships have been previously terminated as set forth in these Articles of Incorporation and as described below. In case any vacancy occurs among the Preferred Stock Directors, a successor will be elected by the Board of Directors to serve until the next annual meeting of the stockholders and until his or her successor is duly elected and qualifies upon the nomination by the remaining Preferred Stock Director, or if none remains in office, by the vote of the holders of record of the outstanding shares of Series E Preferred Stock and all Parity Securities, voting as a single class, with each series or class having a number of votes proportionate to the aggregate liquidation preference of the outstanding shares of such class or series. The Preferred Stock Directors shall each be entitled to one vote per director on any matter.

(ii) Whenever full dividends have been paid or set aside for payment on the Series E Preferred Stock and any non-cumulative Parity Securities for at least four consecutive quarters and all dividends on any cumulative Parity Securities have been paid in full, then the right of the Holders of Series E Preferred Stock and any Parity Securities to elect the Preferred Stock Directors will cease (but subject always to the same provisions for the vesting of these voting rights in the case of any similar non-payment of dividends in respect of future Dividend Periods), the terms of office of all Preferred Stock Directors will immediately terminate and the number of directors constituting the Board of Directors will be automatically reduced accordingly.

(iii) So long as any shares of Series E Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by these Articles of Incorporation or the Corporation’s Bylaws, the vote or consent of the holders of at least two-thirds of the outstanding shares of Series E Preferred Stock and any class or series of Parity Securities upon which like voting rights have been conferred and are exercisable and are then outstanding, voting together as a single class, with each series or class having a number of votes proportionate to the aggregate liquidation preference of the outstanding shares of such class or series, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(1) Any amendment of these Articles of Incorporation to authorize, or increase the authorized amount of, any shares of any class or series of stock ranking senior to the Series E Preferred Stock with respect to payment of dividends or distribution of assets on the Corporation’s liquidation, dissolution or winding-up; as well as any amendment of these Articles of Incorporation or the Corporation’s Bylaws that would alter or change the voting powers, preferences or special rights of the Series E Preferred Stock so as to affect them adversely; provided that the amendment of these Articles of Incorporation so as to authorize or create, or to increase the authorized amount of, any shares of any class or series or any securities convertible into shares of any class or series of stock of the Corporation ranking on a parity with or junior to the Series E Preferred Stock with respect to dividends and in the distribution of assets on the Corporation’s liquidation, dissolution or winding-up, shall not be deemed to adversely affect the voting powers, preferences or special rights of the Series E Preferred Stock; or

(2) Any merger or consolidation of the Corporation with or into any entity other than a corporation (or comparable foreign entity), or any merger or consolidation of the Corporation with or into any corporation (or comparable foreign entity) unless (i) the Corporation is the surviving corporation in such merger or consolidation and the Series E Preferred Stock remains outstanding or (ii) the Corporation is not the surviving entity in such merger or consolidation but the Series E Preferred Stock is not changed in such merger or consolidation into anything other than a class or series of preferred stock or similar security of the surviving or resulting entity, or the entity controlling such entity, having voting powers, preferences and special rights that, if such change were effected by amendment of the Articles of Incorporation, would not require a vote of the Holders of the Series E Preferred Stock under Section 8(b)(i).

(iv) Sections (iii)(1) and (2) shall not apply if, at or prior to the time when the act with respect to which the vote would otherwise be required shall be effected, all outstanding shares of Series E Preferred Stock shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been set aside by the Corporation for the benefit of Holders of Series E Preferred Stock to effect the redemption.

(v) Except as expressly provided in this Section 2(h), each Holder of Series E Preferred Stock will have one vote per share on any matter on which Holders of Series E Preferred Stock are entitled to vote, including any action by written consent. The Holders of the Series E Preferred Stock shall have exclusive voting rights on any amendment to the Articles of Incorporation that would alter only the contract rights, as expressly set forth in the Articles of Incorporation, of the Series E Preferred Stock.

(i) Notices. All notices referred to herein shall be in writing and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given upon the earlier of receipt thereof or three Business Days after the mailing thereof if sent by registered or certified mail (unless first-class mail shall be specifically permitted for such notice under the terms of these Articles of Incorporation) with postage prepaid or the date of such delivery, if delivered by electronic mail, addressed: (i) if to the Corporation, to the principal executive office of the Corporation (or such e-mail address as specified by the Corporation, in the case of delivery by electronic mail), or (ii) if to any Holder or holder of shares of Common Stock, as the case may be, to such Holder or holder at the address (or e-mail address, in the case of delivery by electronic mail) of such Holder or holder as listed in the stock record books of the Corporation (which may include the records of any transfer agent for the Series E Preferred Stock or the Common Stock, as the case may be), or (iii) to such other address (or e-mail address, in the case of delivery by electronic mail) as the Corporation or any such Holder or holder, as the case may be, shall have designated by notice similarly given.

(j) No Conversion Rights. The Holders of Series E Preferred Stock shall not have any rights to convert such Series E Preferred Stock into shares of any other class of capital stock of the Corporation.

(k) Other Rights. The shares of Series E Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in these Articles of Incorporation or as provided by applicable law.

PART B

COMMON STOCK

1. General. The voting, dividend and liquidation rights of the holders of the Common Stock are subject to and qualified by the rights of holders of the Preferred Stock.

2. Dividends. Dividends may be declared and paid on the Common Stock from funds lawfully available therefor as and when determined by the Board of Directors and subject to any preferential dividend rights of any then outstanding Preferred Stock.

3. Dissolution, Liquidation or Winding Up. In the event of any dissolution, liquidation or winding up of the affairs of the Corporation, whether voluntary or involuntary, each issued and outstanding share of Common Stock shall entitle the holder thereof to receive an equal portion of the net assets of the Corporation available for distribution to holders of Common Stock, subject to any preferential rights of any then outstanding Preferred Stock.

4. Voting Rights. Except as otherwise required by law or these Articles of Incorporation, each holder of Common Stock shall have one vote in respect of each share of Common Stock held by such holder of record on the books of the Corporation for the election of directors and on all matters submitted to a vote of shareholders of the Corporation.

PART C

PROVISIONS APPLICABLE TO ALL CLASSES OF CAPITAL STOCK

1. No Preemptive Rights. No holder of shares of any class of the Corporation shall have any preemptive or preferential right to purchase or subscribe to (i) any shares of any class of the Corporation, whether now or hereafter authorized; (ii) any warrants, rights, or options to purchase any such shares; or (iii) any securities or obligations convertible into any such shares or into warrants, rights, or options to purchase any such shares.

2. Merger, Share Exchange, Etc. Except as otherwise required in these Articles of Incorporation as they may hereafter be amended, a merger, statutory share exchange, sale or other disposition of all or substantially all the Corporation’s assets otherwise than in the usual and regular course of business, or an amendment to these Articles of Incorporation or dissolution, shall be approved by a majority of the votes cast by each voting group that is entitled to vote on such transaction.

ARTICLE IV

The registered office shall be located at 100 Shockoe Slip Fl 2, Richmond, VA 23219–4100, in the City of Richmond, Virginia, and the registered agent shall be the Corporation Service Company.

ARTICLE V

The number of Directors shall be 13, but may be increased or decreased at any time in accordance with the Corporation’s Bylaws.

ARTICLE VI

1. In this Article:

“applicant” means the person seeking indemnification pursuant to this Article.

“expenses” includes counsel fees, expert witness fees and costs of investigation, litigation and appeal, as well as amounts expanded in asserting a claim for indemnification.

“liability” means the obligation to pay a judgment, settlement, penalty, fine or such other obligation, including, without limitation, any excise tax assessed with respect to an employee benefit plan, or reasonable expenses incurred with respect to a proceeding.

“party” includes an individual who was, is, or is threatened to be made a named defendant or respondent in a proceeding.

“proceeding” means any threatened, pending, or completed action, suit, proceeding or appeal, whether civil, criminal, administrative or investigative and whether formal or informal.

2. In any proceeding brought by or in the right of the Corporation or brought by or on behalf of shareholders of the Corporation, no Director or officer of the Corporation shall be liable to the Corporation or its shareholders for monetary damages with respect to any transaction, occurrence or course of conduct, whether prior or subsequent to the effective date of this Article, except for liability resulting from such person’s having engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law.

3. The Corporation shall indemnify (i) any person who was or is a party to any proceeding, including a proceeding brought by a shareholder in the right of the Corporation or brought by or on behalf of shareholders of the Corporation and including any proceeding relating to an event or events arising before August 6, 2019, by reason of the fact that he or she is or was a Director, officer, employee or agent of the Corporation or of Santander Bank, N.A. or of any legal entity directly or indirectly owned or controlled by Santander Bank, N.A., or (ii) any Director, officer, employee or agent who is or was serving at the request of the Corporation or of Santander Bank, N.A. as a director (including a member of any advisory board), trustee, partner or officer of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability incurred by him or her in connection with or as a result of such proceeding unless he or she engaged in willful misconduct or a knowing violation of the law. A person is considered to be serving an employee benefit plan at the Corporation’s request if his or her duties to the Corporation or Santander Bank, N.A. may also impose duties on, or otherwise involve services by, him or her to the plan or to participants in or beneficiaries of the plan. The Corporation shall indemnify any person who is or was a party to any proceeding, including any proceeding relating to an event or events arising before August 6, 2019, by reason of the fact that he or she is or was a Director of a subsidiary of the Corporation other than Santander Bank, N.A. or of any legal entity directly or indirectly owned or controlled by Santander Bank, N.A. against any liability incurred by him or her in connection with or as a result of such proceeding unless he or she engaged in willful misconduct or a knowing violation of the law, to the extent (i) all other indemnification rights available to that person have been exhausted, and (ii) any such liability has not been fully indemnified. The Board of Directors is hereby empowered, by a majority vote of a quorum of disinterested Directors, to enter into a contract to indemnify any such Director, officer, employee or agent in respect of any proceedings arising from any act or omission, whether occurring before or after the execution of such contract.

4. No amendment or repeal of this Article shall have any effect on the rights provided under this Article with respect to any act or omission occurring prior to such amendment or repeal. The Corporation shall promptly take all such actions, and make all such determinations, as shall be necessary or appropriate to comply with its obligation to make any indemnity under this Article and shall promptly advance or reimburse all expenses, including attorneys’ fees, incurred by any such Director, officer, employee or agent in connection with such actions and determinations or proceedings of any kind arising therefrom.

5. The termination of any proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not of itself create a presumption that the applicant did not meet the standard of conduct described in Section 2 or 3 of this Article.

6. Any indemnification under Section 3 of this Article (unless ordered by a court) shall be made by the Corporation only as authorized in the specific case upon a determination that indemnification of the applicant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Section 3 of this Article.

The determination shall be made:

(a) By the Board of Directors by a majority vote of a quorum consisting of Directors not at the time parties to the proceeding;

(b) If a quorum cannot be obtained under subsection (a) of this Section 6, by majority vote of a committee duly designated by the Board of Directors (in which designation Directors who are parties may participate), consisting solely of two or more Directors not at the time parties to the proceeding;

(c) By special legal counsel:

(i) Selected by the Board of Directors or its committee in the manner prescribed in subsection (a) or (b) of this Section 6; or

(ii) If a quorum of the Board of Directors cannot be obtained under subsection (a) of this Section 6 and a committee cannot be designated under subsection (b) of this Section 6, selected by majority vote of the full Board of Directors, in which selection Directors who are parties may participate; or

(d) By the shareholders, but shares owned by or voted under the control of Directors who are at the time parties to the proceeding may not be voted on the determination.

Notwithstanding the foregoing, in the event there has been a change in the composition of a majority of the Board of Directors after the date of the alleged act or omission with respect to which indemnification is claimed, any determination as to indemnification and advancement of expenses with respect to any claim for indemnification made pursuant to this Article shall be made by special legal counsel agreed upon by the Board of Directors and the applicant. If the Board of Directors and the applicant are unable to agree upon such special legal counsel the Board of Directors and the applicant each shall select a nominee, and the nominees shall select such special legal counsel.

7. Unless a determination has been made that indemnification is not permissible, the Corporation shall make advances or reimburse the expenses incurred by any applicant who is a party to a proceeding in advance of final disposition of the proceeding or the making of any determination under Section 3 of this Article if the applicant furnishes the Corporation with a written undertaking, executed personally or on his or her behalf, to repay the advance if it is ultimately determined that he or she did not meet the standard of conduct described in Section 3 of this Article. Such undertaking shall be an unlimited general obligation of the applicant but need not be secured and shall be accepted without reference to financial ability to make repayment.

8. The Corporation may purchase and maintain insurance to indemnify it against the whole or any portion of the liability assumed by it in accordance with this Article and may also procure insurance, in such amounts as the Board of Directors may determine, on behalf of any person who is or was a Director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee or agent of another corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise, against any liability asserted against or incurred by him or her in any such capacity or arising from his or her status as such, whether or not the Corporation would have power to indemnify him or her against such liability under the provisions of this Article.

9. Every reference herein to directors, officers, employees or agents shall include former directors, officers, employees and agents and their respective heirs, executors and administrators. The indemnification hereby provided and provided hereafter pursuant to the power hereby conferred by this Article on the Board of Directors shall not be exclusive of any other rights to which any person may be entitled, including any right under policies of insurance that may be purchased and maintained by the Corporation or others, with respect to claims, issues or matters in relation to which the Corporation would not have the power to indemnify such person under the provisions of this Article. Such rights shall not prevent or restrict the power of the Corporation to make or provide for any further indemnity, or provisions for determining entitlement to indemnity, pursuant to one or more indemnification agreements, bylaws, or other arrangements (including, without limitation, creation of trust funds or security interests funded by letters of credit or other means) approved by the Board of Directors (whether or not any of the directors of the Corporation shall be a party to or beneficiary of any such agreements, bylaws or arrangements); provided, however, that any provision of such agreements, bylaws or other arrangements shall not be effective if and to the extent that it is determined that such provision is not permitted by this Article or applicable laws of the Commonwealth of Virginia.

10. Each provision of this Article shall be severable, and an adverse determination as to any such provision shall in no way affect the validity of any other provision.

ARTICLE VII

1. Affiliated Transactions Statute. The Corporation shall not be governed by Article 14 of the VSCA.

2. Control Share Acquisition Statute. The provisions of Article 14.1 of the VSCA shall not apply to acquisitions of shares of any class of capital stock of the Corporation.